UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Ness Energy International, Inc.
(Exact name of registrant as specified in its charter)

Washington	91-1067265
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

4201 East Interstate 20, Willow Park, Texas 76087
(Address of Principal Executive Offices) (Zip Code)

Consultant Stock Plan 2004
(Full Title of the Plan)

Sha Stephens
6565 Spencer Street, Suite 205, Las Vegas, NV 89119
817-341-1477
(Telephone number, including area code, of agent for service)

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR REINVESTMENT PLAN, CHECK THE FOLLOWING BOX; [X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock(1)	15,000,000 Shares	$.40	$6,000,000	$760.20

(1)	Includes shares that may be issued under Options granted by the Company, with option exercise prices to be set by the Board of Directors.

(2)	Computed pursuant to Rule 457 solely of the purpose of calculating the registration fee and not as a representation as to any actual or proposed price. The fee is based upon the average of the closing price of the common stock, reported on the NASD Bulletin Board for May 6, 2004.

PROSPECTUS
NESS ENERGY INTERNATIONAL, INC.
4201 East Interstate 20, Willow Park, Texas 76087
(817-341-1477)
(15,000,000 Shares of Common Stock)

This Prospectus relates to the offer and sale by NESS ENERGY INTERNATIONAL, INC., a Washington corporation (the “Company” or “Ness”) of shares of its common stock (the “Common Stock”) to certain consultants (the “Consultants”)from time to time, for payment of services. The Company is registering hereunder and then issuing, upon receipt of adequate consideration therefor as determined by the Board of Directors, to the Consultants, shares of Common Stock in consideration for services to be performed under the respective agreements when entered into (shares may also be issued subject to issuance under options to be negotiated).

The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are “affiliates” of the Company within the meaning of the Securities Act of 1933 (the “Act”) may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares registered hereunder, there are no shares being registered for affiliates of the Company. An affiliate is any director, executive officer or controlling shareholder of the Company or any of its subsidiaries. An “affiliate” of the Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If an Employee who is not now an “affiliate” becomes an “affiliate” of the Company in the future, he or she would then be subject to Section 16(b) of the Exchange Act.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus is May 7, 2004.

This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the “Securities Act”), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to the President at: 4201 East Interstate 20, Willow Park, Texas, 76087, phone (817)-341-1477. The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission.

These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. The Company’s stock is traded on the over-the-counter market and is currently reported by the National Quotation Bureau Electronic Bulletin Board under the symbol NESS.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which such offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this Prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the affairs of the Company since the date hereof.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1 Plan Information

Pursuant to Rule 428(b)(1), the information required by Part I is included in documents sent or given to each consultant of NESS ENERGY INTERNATIONAL, INC., a Washington corporation (herein “Registrant” or “Company” or “Ness “).

Item 2 Registrant Information and Employee Plan Annual Information

Plan participants have been advised of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this registration statement, and that these documents are incorporated by reference in the prospectus, and the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 424 (b). The address (to the attention of the President of the Company) and telephone number to which the request is to be directed is as follows:4 201 East Interstate 20, Willow Park, Texas, 76087, phone (817)-341-1477

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 Incorporation of Documents by Reference

The following documents are incorporated by reference to this Registration Statement and made a part hereof:

(a)	the Registrant’s SEC Form 10-KSB, for the year ended December 31, 2003;

(b)	and all other reports, including amendments, filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) immediately above, including, without limitation, Forms 10-QSB, and 8-K; and

(c)	A description of the securities of the Registrant, which is contained in a registration statement on Form SB-2 filed under the Securities Act of 1933, as amended (the “Act”) on Form SB-2 filed on July 18, 2000, including any and all amendments or reports filed for the purpose of updating or further defining such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 Description of Securities

No description of the class of securities (i.e. common stock) is required under this item because the Common Stock is registered under Section 12 of the Exchange Act.

Item 5 Interests of Named Experts and Counsel

Counsel supplying the opinion on the validity of the securities being registered may receive, subject to terms reached from time to time, shares, under this Form S-8 in exchange for providing legal services to the company. These legal services consist of advice and preparation work in connection with reports of the company filed under the Securities Exchange Act of 1934, other general corporate and securities work for the company and other work as agreed.

Item 6 Indemnification of Directors and Officers

Limitation of Liability.

Neither the articles of incorporation nor the bylaws contain any provisions with regard to a limitation of liability of the directors or officers of the Registrant.

Indemnification.

(a)     Articles of Incorporation.

The articles of incorporation of the Registrant provide the following with respect to indemnification:

        “FOURTEENTH: Without limiting the general or implied powers of the Board of Directors, such Board shall be authorized to adopt By-Laws expressly indemnifying Directors against claims made against them for and on account of their acts as directors, which indemnification, shall be upon such terms and conditions as determined by the Board, subject to any limitations imposed by statute.”

The bylaws of the Registrant do not have any provisions with regard to indemnification.

(b)     Washington state law provides indemnification rights, summarized as follows:

Limitation on liability of directors.

The articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that such provisions shall not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating RCW, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective:

             (1) “Corporation” includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

             (2) “Director” means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation’s request if the director’s duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

             (3) “Expenses” include counsel fees.

             (4) “Liability” means the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

             (5) “Official capacity” means: (a) When used with respect to a director, the office of director in a corporation; and (b) when used with respect to an individual other than a director, as contemplated in RCW, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

             (6) “Party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

             (7) “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

See — Exhibits and Exhibit Index below.

Item 9. Undertakings.

a. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Weatherford, State of Texas on May 7, 2004.

NESS ENERGY INTERNATIONAL, INC. By: /s/ Sha Stephens Sha Stephens, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

May 7, 2004	By: /s/ Sha Stephens Sha Stephens, Director and Principal Executive Officer By: /s/ Robert Lee, Jr. Robert Lee, Jr. Principal Financial Officer By: /s/ Richard Nash Richard Nash, Director

The Plan. Pursuant to the requirements of the Securities Act of 1933, the President, by authorization of the Board of Directors, by majority signature, certifies that he has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Weatherford, State of Texas on May 7, 2004.

NESS ENERGY INTERNATIONAL, INC. PLAN By: /s/ Sha Stephens Sha Stephens, President

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

EXHIBITS
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NESS ENERGY INTERNATIONAL, INC.
EXHIBIT INDEX

No. 4 4.1 4.2 5 23 23.1 23.2 10 10.1	Description Instruments Defining Rights of Securities Holders Opinion re: Legality Consents of Experts and Counsel Additional Exhibits	Document Articles of Incorporation Bylaws Letter Legal Consent Accountants Consent Plan	Page * * E-1 E-1 E-3 E-2

* Incorporated by reference to the Company’s Form SB-2 filed on July 18, 2000, as amended by any subsequent amendments, and other filings, on file with the SEC.